CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 33-36981, No. 33-91196, No. 333-60665, No. 333-69042, No. 333-128363, No. 333-128364, No. 333-148502, No. 333-184202, No. 333-191077, and No. 333-201997 of our reports dated May 29, 2015, relating to the financial statements of Orbital ATK, Inc., and the effectiveness of Orbital ATK, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Orbital ATK, Inc. for the year ended March 31, 2015.

/s/ DELOITTE & TOUCHE, LLP
Minneapolis, Minnesota
May 29, 2015

Orbital ATK Internal Use Only